Exhibit 21.1

Subsidiaries of Westlake Chemical Partners LP*

Name	Jurisdiction
Westlake Chemical OpCo GP LLC	Delaware
Westlake Chemical OpCo LP	Delaware

*	This exhibit lists the entities that will be subsidiaries of Westlake Chemical Partners LP following the consummation of the transactions contemplated by the contribution agreements we will enter into at the closing of our initial public offering. The forms of such contribution agreements will be filed as Exhibits 10.1 and 10.2 to the attached Registration Statement.